EXHIBIT 99.1

IX Energy Holdings Consummates Merger and Announces Trading Symbol

NEW YORK – February 2, 2009 – Yoo Inc. (OTCBB:YOOO) , the parent company of IX Energy, Inc., announced today that it has changed its name to IX Energy Holdings, Inc. (“IX Energy”) and that the Company’s common stock is trading on the over-the-counter bulletin board  under the new ticker symbol IXEH.OB.

IX Energy Holdings, Inc. is a renewable energy solutions company engaged in the design, marketing and development of solar power and other renewable energy solutions targeting federal and civilian agencies. The Company’s emphasis in the federal sector helps government agencies comply with mandates for implementation of technologies that support renewable energy.

Under Executive Order 13423, renewable electricity consumption by the federal government cannot be less than 3% from fiscal year 2007 through fiscal year 2009, 5% from fiscal year 2010 to fiscal year 2012 and 7.5% thereafter, and at least half of the renewable energy must come from new sources (in service after January 1, 1999). In 2007, total electricity consumption from government agencies was 193.8 trillion BTU, or 56.79 million MWh.

“The federal government’s mandate for renewable energy is enormous, and we think we have established key strategic relationships that will enable us to successfully service this market, which will call for distributed generation systems such as solar electric, solar lighting, geothermal, and other generation systems including fuel cell, cogeneration and highly efficient alternatives” commented Steve Hoffman, CEO of IX Energy.

Through the nine months ended September 30, 2008, IX Energy recorded revenue of approximately $6.5 million. The majority of revenue for 2008 was derived from the federal agency sector.

Hoffman added that, “We work closely with our customers to ensure that they use less energy, pay less for energy, and secure reliable, high-quality power for their critical operations. Federal agencies are seeking ways to save energy and use renewable resources and we are committed to providing solar, and a platform of related renewable energy solutions to enable them to meet these goals. We will continue to be opportunistic in other key markets as well including commercial and select utility scale projects.”

Recent Operational Highlights

•
Executed 5-year agreement to manufacture solar modules marketed to U.S. government customers. The first 24MW fabrication facility came online January this year and is expected to commence production in February. IX Energy will begin selling its initial line of completed products from the first facility to U.S. government customers in the first quarter, 2009.

•	IX Energy supply partners include Q-Cells, Tynsolar and Gintech.

Mr. Hoffman leads an experienced management team with deep experience in the energy industry. He has extensive leadership experience in solar energy, HVAC systems, automation and energy management systems. Prior to founding IX Energy, Mr. Hoffman served as National Service Manager for Solar Integrated Technologies, and in 2003 was awarded a grant program in New Jersey, the Photovoltaic New Jersey infrastructure development program in conjunction with the board of public utilities and NJCEP, RWE Schott, to create certified accredited PV training programs. Prior to entering the energy services sector, he worked for an industrial supply and distribution which was later acquired by Control Associates.

About IX Energy Holdings, Inc.

Founded in 2006, IX Energy Holdings, Inc. is a renewable energy services company engaged in the design, marketing and development of solar power systems and other renewable energy solutions to federal and civilian agencies. IX Energy Holdings, Inc. was recently acquired by Yoo Inc., pursuant to an Agreement and Plan of Merger and Reorganization dated December 30, 2008.  Additional information about the merger and IX Energy can be found on IX Energy Holdings, Inc.’s current report on Form 8-K as filed with the SEC on January 6, 2009.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements with the terms "believes," "belief," "expects," "intends," "anticipates," "will" or "plans" to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.

Company Contacts

Corporate Communications
Aspire Clean Tech Communications, Inc.
Todd M. Pitcher
760-798-4938